November 2, 2000
Securities and Exchange COmmisison
450 Fifth Street NW
Washington, D.C. 20549

                                RE: GENERATION ACQUISITION CORPORATION
                                      FILE REF. NO. 000-29701

We were previously the principal accountant for Generation Acquisition Corporation and, under the date of February 16, 2000 we reported on the financial statements of Generation Acquisition Corporation as of February 10, 2000. On October 30, 2000 our appointment as principal accountant was terminated. We have read Generation Acquisition Corporation's statements included under Item 4 of its Form 8-K dated November 2, 2000, and we agree with such statements.

                                 Very truly yours,

                                 WEINBERG & COMPANY, P.A.
                                 Certified Public Accountants